Pricing Supplement No. 13 dated May 5, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$750,000,000	Floating Rate Notes:	☒	Fixed Rate Notes:	☐

Original Issue Date:	May 12, 2003	Closing Date: May 12, 2003		CUSIP Number:	78442F AS7

Maturity Date:	April 25, 2006	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.

	☐ Yes	Redemption Dates:	Not Applicable.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Floating Rate Notes Only:

Floating Rate Index:

	☐	CD Rate	Index Maturity: Three Months.

	☐	Commercial Paper Rate

	☐	CMT Rate	Spread: Plus 17 basis points (0.17%).

	☐	Federal Funds Rate

	☒	LIBOR Telerate	Initial Interest Rate: TBD.

	☐	LIBOR Reuters

	☐	Prime Rate	Interest Rate Reset Period: Quarterly.

	☐	91-Day Treasury Bill Rate

Reset Date(s):	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 25, 2003.	Interest Payment:	Each January 25th, April 25th, July 25th and October 25th during the term of the Notes, subject to adjustment in accordance with the following business day convention, beginning July 25, 2003.

ABN AMRO Incorporated Banc One Capital Markets, Inc. Credit Suisse First Boston Lehman Brothers Morgan Stanley	Banc of America Securities LLC Citigroup Deutsche Bank Securities Merrill Lynch & Co. UBS Warburg
Wachovia Securities

May 5, 2003

Interest Determination Date:	2 London and New York Business Days prior to the related Reset Date.	Interest Period:	From and including the previous Interest Payment Date (or Original Issue Date, in the case of the first Interest Accrual Period) to but excluding the current Interest Payment Date (or Maturity Date, in the case of the last Interest Accrual Period).

Lock-in Period Start Date:	Not Applicable.	Accrual Method:	Actual/360.

Maximum Interest Rate:	Not Applicable.	Minimum Interest Rate:	Not Applicable.

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
	Agents	Principal Amount of Notes
	ABN AMRO Incorporated	$ 13,700,000
	Banc of America Securities LLC	25,000,000
	Banc One Capital Markets, Inc.	10,000,000
	Citigroup Global Markets Inc.	188,000,000
	Credit Suisse First Boston LLC	45,000,000
	Deutsche Bank Securities Inc.	55,000,000
	Lehman Brothers Inc.	53,300,000
	Merrill Lynch, Pierce, Fenner & Smith Incorporated	55,000,000
	Morgan Stanley & Co. Incorporated	60,000,000
	UBS Warburg LLC	65,000,000
	Wachovia Securities, Inc.	180,000,000
	Total	$750,000,000
Issue Price:	100%.
Agents' Commission:	0.06%.
Net Proceeds:	$749,550,000.
Concession:	not to exceed 0.036%.
Reallowance:	not to exceed 0.025%
CUSIP Number:	78442F AS7
ISIN Number:	US78442F AS7

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.